Exhibit 5.1


             LEGAL OPINION OF JENKENS & GILCHRIST PARKER CHAPIN LLP

              [Letterhead of Jenkens & Gilchrist Parker Chapin LLP]

                                                              November __, 2003
Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, California 95815

Dear Sirs:

         We have examined the Registration Statement on Form SB-2 filed by you with the Securities and Exchange Commission on November 6, 2003 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,716,496 shares of your common stock, no par value per share (the "Shares"). As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         The Shares are being registered for resale by Laurus Master Fund, Ltd. The Shares being sold by Laurus are issuable by the Company pursuant to a Securities Purchase Agreement, dated as of September 25, 2003, between the Company and Laurus (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Ophthalmic Imaging Systems issued a convertible promissory note (the "Note") and a warrant (the "Warrant"), each dated as of September 25, 2003. As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Note and Warrant.

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Incorporation and (ii) By-laws. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of Ophthalmic Imaging Systems.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement and in the Purchase Agreement, the Note or the Warrant, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                       Very truly yours,
                                       /s/ Jenkens & Gilchrist Parker Chapin LLP
                                       -----------------------------------------
                                       JENKENS & GILCHRIST PARKER CHAPIN LLP